As filed with the Securities and Exchange Commission on June 23, 2017.

Registration No. 333-218425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blue Apron Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5961	81-4777373
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Crosby Street

New York, New York 10013

(347) 719-4312

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew B. Salzberg

President and Chief Executive Officer

Blue Apron Holdings, Inc.

5 Crosby Street

New York, New York 10013

(347) 719-4312

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark G. Borden, Esq.	Benjamin C. Singer, Esq.	Mark T. Bettencourt, Esq.
David A. Westenberg, Esq.	General Counsel and Secretary	Gregg L. Katz, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP	Blue Apron Holdings, Inc.	Goodwin Procter LLP
60 State Street	5 Crosby Street	100 Northern Avenue
Boston, Massachusetts 02109	New York, New York 10013	Boston, Massachusetts 02210
Telephone: (617) 526-6000	Telephone: (347) 765-1896	Telephone: (617) 570-1000
Telecopy: (617) 526-5000	Telecopy: (646) 627-8815	Telecopy: (617) 523-1231

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company  and “emerging growth company” in Rule 12b-2 of the Exchange Act.☐

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a
		smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing a new Exhibit 10.22.  This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.  New Exhibit 10.22 is Amendment No. 3 to the Registrant’s Revolving Credit and Guaranty Agreement, dated as of August 26, 2016, previously filed as Exhibit 10.21 to the Registration Statement, and has been entered into in order to implement the planned increase of $25.0 million in the aggregate maximum amount (to a total of $200.0 million) that may be borrowed thereunder, as previously disclosed in the Registration Statement under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than the underwriting discount, all of which will be paid by us.  All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the New York Stock Exchange listing fee.

Amount
SEC registration fee	$67,976
FINRA filing fee	88,475
New York Stock Exchange listing fee	295,000
Legal fees and expenses	1,800,000
Accounting fees and expenses	1,500,000
Printing and engraving expenses	400,000
Transfer agent and registrar fees and expenses	16,000
Miscellaneous expenses	829,549
Total expenses	$4,997,000

Item 14.  Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  Our restated certificate of incorporation that will be effective upon the closing of this offering provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our restated certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.  Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.  Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with certain of our directors, and we intend to enter into indemnification agreements with all of our directors and executive officers prior to the completion of this offering.  These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

Item 15.  Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us since January 1, 2014, that were not registered under the Securities Act.  Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(1)                                 Under the 2012 Equity Incentive Plan, we granted stock options to purchase an aggregate of 14,488,120 shares of our common stock, with exercise prices ranging from $0.0282 to $62.35 per share, issued an aggregate of 1,515,345 shares of Class B common stock pursuant to the exercise of stock options, and issued 4,791,300 shares of Class B common stock as restricted stock awards.

(2)                                 In May and June 2017, we issued and sold $64.6 million in aggregate principal amount of convertible promissory notes to 16 investors.

(3)                                 In February 2017, we issued 42,687 shares of Class C capital stock as consideration for our purchase of the assets of BN Ranch, LLC.  In May 2017, we issued 42,687 shares of Class A common stock in exchange for an equal number of then-outstanding shares of Class C capital stock.

(4)                                 In May and July 2015, we issued and sold an aggregate of 10,301,861 shares of Series D preferred stock to 24 investors for an aggregate purchase price of approximately $137.3 million.

(5)                                 In April 2014, we issued and sold an aggregate of 3,001,448 shares of Series C preferred stock to 10 investors for an aggregate purchase price of approximately $50.0 million.

The stock options, the common stock issuable upon the exercise of such options, and the restricted common stock described in paragraph (1) of this Item 15 were issued under the 2012 Equity Incentive Plan in reliance on the exemption provided by Rule 701 promulgated under the Securities Act.  Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offer, sale, and issuance of the securities described in paragraphs (2), (3), (4) and (5) of this Item 15 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering.  The recipients of the securities in these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.  The recipients of the securities in these transactions were accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

(a)                                 Exhibits.

The exhibits to the registration statement for this offering are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)                                 Financial Statement Schedules.

No financial statement schedules have been submitted because they are not required or are not applicable or because the information required is included in the consolidated financial statements or the notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)                                 Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)                                 Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)                                 The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)                                 Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of June, 2017.

BLUE APRON HOLDINGS, INC.

By:	/s/ MATTHEW B. SALZBERG
Matthew B. Salzberg
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities held on the dates indicated.

	Signature	Title	Date

	/s/ MATTHEW B. SALZBERG	President, Chief Executive Officer and Director	June 23, 2017
	Matthew B. Salzberg	(Principal Executive Officer)

	/s/ BRADLEY J. DICKERSON	Chief Financial Officer and Treasurer (Principal	June 23, 2017
	Bradley J. Dickerson	Financial and Accounting Officer)

	*	Director	June 23, 2017
Julie M.B. Bradley

	*	Director	June 23, 2017
Tracy Britt Cool

	*	Director	June 23, 2017
Kenneth A. Fox

	*	Director	June 23, 2017
Robert P. Goodman

	*	Director	June 23, 2017
Gary R. Hirshberg

	*	Director	June 23, 2017
Brian P. Kelley

*By:	/s/ BENJAMIN C. SINGER
Benjamin C. Singer Attorney-in-Fact

EXHIBIT INDEX

Some of the agreements included as exhibits to this registration statement contain representations and warranties by the parties to the applicable agreement.  These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit	Description
1.1*	Form of Underwriting Agreement
3.1*	Second Amended and Restated Certificate of Incorporation, as amended, of the Registrant
3.2*	Second Amended and Restated Bylaws of the Registrant
3.3*	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)
3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering)
4.1*	Specimen stock certificate evidencing shares of Class A common stock
5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1*	Third Amended and Restated Investors’ Rights Agreement, dated as of May 18, 2015, by and among the Company and the other parties thereto
10.2*	Form of Indemnification Agreement with directors and executive officers
10.3+*	2012 Equity Incentive Plan
10.4+*	Form of Incentive Stock Option Agreement under 2012 Equity Incentive Plan
10.5+*	Form of Non-Qualified Stock Option Agreement under 2012 Equity Incentive Plan
10.6+*	Form of Restricted Stock Agreement under 2012 Equity Incentive Plan
10.7+*	2017 Equity Incentive Plan
10.8+*	Form of Stock Option Agreement under 2017 Equity Incentive Plan
10.9+*	Form of Restricted Stock Unit Agreement under 2017 Equity Incentive Plan
10.10	Intentionally Omitted
10.11	Intentionally Omitted
10.12*	Lease, dated as of July 15, 2013, as amended, by and between Dreisbach Enterprises, Inc. and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.13*	Lease, dated as of February 10, 2014, as amended, by and between 5 Crosby Street Inc. and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.14*	Lease, dated as of October 28, 2014, as amended, by and between 5 Crosby Street Inc. and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.15*	Lease, dated as of March 27, 2014, as amended, by and between Cabot Acquisition, LLC and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.16*	Standard Industrial/Commercial Single-Tenant Lease, dated as of August 1, 2014, by and between DF/Hilltop, LLC and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.17*	Sublease Agreement, dated as of November 25, 2015, by and between East Coast Warehouse & Distribution Corp. and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.18*	Lease, dated as of March 21, 2016, by and between Duke Linden, LLC and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.19*	Sublease Agreement, dated as of March 24, 2016, as amended by and between Appnexus Inc. and Blue Apron, LLC (formerly known as Blue Apron, Inc.)
10.20*	Lease Agreement, dated as of August 23, 2016, by and between Gateway 80 Industrial, LLC and Blue Apron, LLC (formerly known as Blue Apron, Inc.)

Exhibit	Description
10.21*

Revolving Credit and Guaranty Agreement, dated as of August 26, 2016, by and among Blue Apron, LLC (formerly known as Blue Apron, Inc.), Morgan Stanley Senior Funding, Inc. and the other parties thereto, as amended by Amendment No. 1 thereto, dated as of May 3, 2017, and Amendment No. 2 thereto, dated as of May 11, 2017

10.22

Amendment No. 3 to the Revolving Credit and Guaranty Agreement, dated as of August 26, 2016, by and among Blue Apron, LLC (formerly known as Blue Apron, Inc.), Morgan Stanley Senior Funding, Inc. and the other parties thereto, dated as of June 23, 2017

21.1*	List of Subsidiaries
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
99.1*	Consent of Euromonitor International
99.2*	Consent of Lightspeed, LLC

*                                         Previously filed.

+                                         Indicates management contract or compensatory plan.